EXHIBIT 10.16.1

                             FIRST AMENDMENT TO THE
                    MONSANTO COMPANY LONG-TERM INCENTIVE PLAN
                  AS AMENDED AND RESTATED AS OF APRIL 24, 2003
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         The Monsanto Company Long-Term Incentive Plan, as amended and restated
as of April 24, 2003 (the "Plan"), is hereby amended as set forth below:

         1. Section 2.29 of the Plan is hereby amended to read in its entirety as follows:

          "Qualified Performance-Based Awards" means (i) Options, (ii) Stock Appreciation Rights, and (iii) all other Awards that are designated as such pursuant to Section 13.1.

         2. Section 5.4 of the Plan is hereby amended to read in its entirety as follows:

          5.4 Forfeitures, Etc. If any Award is forfeited, any Option (and the related Stock Appreciation Right, if any) or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation) at any time before April 24, 2012 or, if later, the tenth anniversary of the most recent date on which the stockholders of the Company approved this Incentive Plan as required by the listing standards of the New York Stock Exchange, only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards other than Incentive Options under this Incentive Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding obligation, such Shares shall again be available for delivery in connection with Awards; provided, in the case of such Shares that had previously been delivered to the Participant, such withholding takes place before April 24, 2012 or, if later, the tenth anniversary of the most recent date on which the stockholders of the Company approved this Incentive Plan as required by the listing standards of the New York Stock Exchange.

         3. There is added to the Plan a new Section reading in its entirety as follows:

          13. Qualified Performance-Based Awards

          13.1. Designation of Qualified Performance-Based Awards. When granting any Award under this Plan, other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

          13.2. Special Rules for Qualified Performance-Based Awards. Notwithstanding any other provision of this Plan, each Qualified Performance-Based Award shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals (as defined in Section 13.3 below), as certified by the Committee, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Qualified Performance Goals will be waived upon the death or Disability of the Grantee, (ii) the provisions of Section
          12.17 shall apply notwithstanding this Section 13, and (iii) the Committee may reserve the right, in connection with the grant of a

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          Qualified  Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable Qualified Performance Goals. Except as specifically provided in the preceding sentence, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a
          Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof,
          or   otherwise   in  a  manner   that   would   cause  the   Qualified
          Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

          13.3 Definition and Establishment of Qualified Performance Goals. The term "Qualified Performance Goal" means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: cash flow, earnings per share, net income, net profit, sales, return on assets, return on capital, return on equity, or shareholder return. The achievement of Qualified Performance Goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Committee in connection with the establishment of such Goals. The Committee shall establish the Qualified Performance Goal or Goals applicable to a Qualified Performance-Based Award within the time period required by the Section 162(m) Exemption.

         4. There is added to the Plan a new Section reading in its entirety as follows:

          14. Restricted Stock Units. The Awards of Shares that may be granted pursuant to Section 10 include, without limitation, Restricted Stock Units, which shall be considered an Award of Shares under Section 10. Restricted Stock Units represent the right to receive Shares in the future, at such times, and subject to such conditions, as the Committee shall determine. A participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. However, Restricted Stock Units may have Dividend Equivalent rights under Section 11.1, if so determined by the Committee.

         5. This First Amendment shall be effective upon its approval by the stockholders of the Company.

         6. The Plan is otherwise ratified and confirmed without amendment.